EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Hudson Valley Holding Corp. of our report dated March 13, 2009, relating to the consolidated financial statements of Hudson Valley Holding Corp. and the effectiveness of internal control over financial reporting of Hudson Valley Holding Corp. which report is included in Form 10-K of Hudson Valley Holding Corp. for the year ended December 31, 2008, and to the reference to us under the caption “Experts” in the related prospectus which is part of this registration statement.
/s/ Crowe Horwath LLP
Crowe Horwath LLP
Livingston, New Jersey
September 11, 2009